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                                AGENCY AGREEMENT            Exhibit 99.2


     THIS AGENCY AGREEMENT, entered into on this the 13th day of June, 1994, by and between HSC HOLDING CO., INC. ("HSC"), a Delaware corporation, and GRACE HOTEL SERVICES CORPORATION ("GHSC"), a Delaware corporation;

                              W I T N E S S E T H:

     A. GHSC is a wholly owned subsidiary of W. R. Grace & Co., a New York corporation having its principal offices in Boca Raton, Florida ("GRACE"). HSC and Grace have proposed to enter into a certain Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT") pursuant to the terms of which, among other things, HSC will acquire from Grace all of the issued and outstanding capital stock of GHSC.

     B. GHSC is engaged in the business of operating food and beverage services in hotels through the lease of restaurant and related space in such hotels. Pending the consummation of the transactions provided in the Stock Purchase Agreement (such consummation being called the "CLOSING"), GHSC and HSC deem it to be in their best interest that HSC act as agent and nominee on behalf of GHSC in connection with any new restaurant leases which GHSC desires to enter into from and after the date hereof in order to facilitate the transition of business operations which will occur after the consummation of such transactions.

     NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by GHSC to HSC, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:

     1.   NOMINEE RELATIONSHIP; INDEMNITY AND EMPLOYEES.

          (a) GHSC and HSC agree that all lease agreements which HSC hereafter enters into with respect to the operation of food and beverage services in hotels ("RESTAURANT LEASES," whether one or more) shall be entered into by HSC, as the tenant, but as agent and nominee for GHSC until the Closing. From and after the Closing, the parties acknowledge and agree that this Agreement will automatically terminate and that all such Restaurant Leases shall for all purposes be deemed to have been entered into by HSC strictly for its own account. In the event, however, that the Closing fails to occur, then GHSC shall for all purposes be deemed to be the "tenant" under such Restaurant Leases. Pending the Closing, HSC shall execute no Restaurant Leases, enter into no related agreements and take no other action whatsoever with respect to any food and beverage operations in hotels other than those specifically directed by GHSC.

          (b) In accordance with the foregoing provision, HSC and GHSC acknowledge and agree that all persons who are at any time employed by HSC shall for all purposes be

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deemed to be, and shall be, employees of GHSC, and GHSC agrees to assume and discharge all liabilities and obligations with respect such employees. GHSC further agrees to indemnify, hold harmless and defend HSC from and against any and all claims, demands and/or causes of action at any time asserted or arising out of or in connection with the Restaurant Leases.

          (c) GHSC and HSC acknowledge that all obligations of HSC under all Restaurant Leases will, in fact, be performed by employees of GHSC acting on behalf of HSC. All actual out-of-pocket costs and expenses incurred by GHSC with respect to such employees, but only to the extent of such services performed on behalf of HSC hereunder, shall be reimbursed by HSC to GHSC.

     2. RATIFICATION OF ACTS. HSC has, prior to the date hereof, negotiated certain Restaurant Leases as described on EXHIBIT "A" attached hereto. All acts of HSC with respect to such Restaurant Leases are hereby ratified and confirmed by GHSC, and GHSC hereby authorizes HSC to hereafter take such action and execute such instruments and documents as HSC shall deem necessary or appropriate in order to consummate the transactions contemplated by such Restaurant Leases.

     3. TERMINATION OF RELATIONSHIP. In the event the Closing shall for any reason fail to occur on or before December, 1994, then at any time thereafter,
(i) HSC shall reimburse GHSC for any outstanding expenses it has incurred and for which it has not already been reimbursed by HSC in connection with the Restaurant Leases, (ii) HSC shall be responsible for the costs and expenses incurred in connection with the Restaurant Leases which it retains, and (iii) GHSC and HSC shall enter into an agreement of termination and release terminating for all purposes this Agreement, releasing each party from any further duties and obligations hereunder AND confirming that HSC is the actual tenant under the Restaurant Leases retained by HSC subject to this Agreement and that GHSC has no interest with respect thereto.

     4. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of GHSC and HSC and their respective successors and assigns. This Agreement is for the sole benefit of HSC and GHSC, and their respective successors and assigns, and shall not be for the benefit of or be enforceable by any third party.

     5. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas.

     6. NO JOINT VENTURE OR PARTNERSHIP. GHSC and HSC hereby renounce the existence of any form of joint venture or partnership between them, and agree that nothing contained herein or in any document executed in connection herewith shall be construed as making GHSC or HSC joint venturers or partners.

     7. TOTAL AGREEMENT. This Agreement is a total and complete integration of any and all undertakings existing between GHSC and HSC with respect to the subject matter hereof and supersedes any prior oral or written agreements, promises or representations between them.

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     EXECUTED as of the day and year first above written.

                              "HSC"

                              HSC HOLDING CO., INC.


                              By:
                                 ----------------------------------
                                    J. Peter Grace, III
                                    Chairman


                              "GHSC"

                              GRACE HOTEL SERVICES CORPORATION


                              By:
                                 ----------------------------------
                                    J. William Wendelken
                                    Vice President-Finance and Administration